Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: July 27, 2011

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Second Quarter Income

Jill S. Feiler, Vice President of Denmark Bancshares, Inc. ("DBI") and President of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced second quarter net income of $0.9 million, or $7.30 per share, up from $0.8 million or $7.07 per share in the second quarter of 2010. Return on assets and return on equity for the second quarter 2011 were 0.85% and 6.41% respectively, compared to 0.82% and 6.50%, respectively, for the same period one year ago. DBI has recorded net income of $1.8 million, or $14.98 per share, year-to-date 2011 compared to $1.6 million, or $13.75 per share, during the first six months of 2010.

The increase in net income was primarily due to a decrease of $0.2 million for the quarter and $0.4 million year-to-date in the provision for loan losses. DBI's provision for loan losses was $0.1 million for the second quarter of 2011 and $0.3 million for the first half of 2011 compared $0.3 million and to $0.7 million for the respective periods in 2010. The ratio of allowance for loan losses to total loans was 2.17% at both June 30, 2011 and 2010. Net charge offs for the quarter ended June 30, 2011 were $0.5 million compared to approximately $0.4 million during the same period of 2010.

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 2.7% as of June 30, 2011, compared to 3.3% at June 30, 2010 and 3.0% as of December 31, 2010. Nonaccrual loans have been reduced over the past twelve months to $7.2 million at June 30, 2011 compared to $8.3 million as of June 30, 2010 and $8.6 million at year-end 2010.

As of June 30, 2011, DBI's leverage capital ratio remains strong with tier 1 capital to average assets of 13.5% and total capital as percentage of risk-based assets ratio at 19.3% compared to 13.0% and 18.1%, respectively, as of June 30, 2010. "We are very proud of our financial results as we continue to navigate through these uncertain economic times," stated Feiler. "Our strong capital position and earnings for the first half of 2011 allowed us to pay out DBI's 55th consecutive semi-annual dividend earlier this month. We continue to provide our shareholders with consistent returns while maintaining solid capital ratios and a strong commitment to remain an independent community bank."

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $410 million as of June 30, 2011. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
	June 30	Dec 31	June 30
(In thousands, except per share data)	2011	2010	2010
Financial Condition (1)
Total Loans	$293,855	$299,355	$300,979
Allowance for credit losses	6,388	6,864	6,524
Investment securities	68,547	63,050	62,572
Assets	410,023	420,315	411,704
Deposits	310,210	320,499	310,345
Other borrowed funds	42,609	43,588	46,431
Stockholders' equity	55,045	53,926	52,493
Book value per share	$ 462.89	$ 453.47	$ 441.43
Financial Ratios
Average equity to average assets	13.22%	13.25%	12.68%
Tier 1 capital to average assets	13.48%	13.51%	13.03%
Tier 1 capital to risk-weighted assets	17.99%	17.02%	16.82%
Total capital to risk-weighted assets	19.25%	18.28%	18.08%
Allowance for credit losses
to total loans (1)	2.17%	2.29%	2.17%
Non-performing loans to assets	1.75%	2.05%	2.06%
Non-performing loans to allowance for
credit losses (1)	112%	126%	130%
(1) As of the period ending.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Operating Results	2011	2010	2011	2010
Interest income	$4,512	$4,930	$9,131	$9,820
Interest expense	1,052	1,275	2,155	2,620
Net interest income	3,460	3,655	6,976	7,200
Provision for credit losses	150	330	300	730
Noninterest income	509	478	1,000	991
Securities write down for OTTI	80	0	105	0
Noninterest expense	2,487	2,682	5,038	5,299
Income tax expense	383	281	751	527
Net income	868	840	1,781	1,635
Net income per share	$ 7.30	$ 7.07	$ 14.98	$ 13.75
Operating Ratios
Return on average equity	6.41%	6.50%	6.64%	6.39%
Return on average assets	0.85%	0.82%	0.87%	0.81%
Interest rate spread (tax equivalent)	3.52%	3.83%	3.57%	3.80%